EXHIBIT 99.1

GeoResources, Inc. and

Halcón Resources Corporation

Moderator: Scott Zuehlke

April 25, 2012

1:00 p.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to the Halcon Resources to Acquire GeoResources Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time.

Should anyone require technical assistance during today’s conference, please press star then zero on your touchtone telephone. As a reminder, today’s conference call is being recorded.

I’d now like to turn the conference over to your host, Mr. Floyd Wilson, Chairman, President, and CEO of Halcon Resources. Please, go ahead.

Floyd Wilson:	Good afternoon, everyone. Thanks for joining this call. This call may contain forward-looking statements intended to be covered by the Safe Harbor Provisions of the Private Securities and Litigation Reform Act of 1995. For a detailed description of our disclaimers, see our press release issued this morning and posted to our Web site as well as our other public filings. These are also posted on the GeoResources Web site.

This morning a joint press release was issued announcing that Halcon Resources and GeoResources have entered into a definitive agreement in which GeoResources will merge into a wholly-owned subsidiary of Halcon Resources in a stock and cash transaction that values GeoResources at approximately $1 billion effectively creating a resource powerhouse focused on liquid-rich plays in the United States.

Under the terms of the merger agreement, Halcon Resources will acquire all outstanding shares of GeoResources common stock. GeoResources stockholders will received $20 in cash per share and 1.932 shares of Halcon

Resources common stock for each share of GeoResources. Halcon Resources Corporation will be the survivor and the management will remain as it is today.

This announcement should come as no surprise to existing Halcon stockholders as this transaction compliments our strategy of concentrating our efforts and building core positions in liquid prone plays. We’re confident this merger will create shareholder value.

GeoResources is a Company with solid assets, solid management, and involved in some of the most proliferate unconventional resource plays in the lower 48, some of which have been on our radar screen since our Company’s inception. We continue to build core positions in the Utica, Woodbine, Wilcox, and plan to do a workman-like job of our work up in our existing Mississippi lime acreage in Osage County.

In fact, we’ll have rigs on each and every one of our plays this quarter including the three wildcat plays that we’re working on that have not been disclosed yet as to their location. This transaction represents a significant opportunity for the shareholders of both companies to benefit from the combined strengths of Halcon Resources and GeoResources.

I’ll point out that on any screen that I’ve been able to look at this is accretive, tremendously accretive to the Halcon Resources shareholders. I’ll now turn the call over to Frank Lodzinski, Chairman, President, and Chief Executive Officer of GeoResources.

Frank Lodzinski:	Excuse me. Thank you, Floyd. Let me first start by saying that our team’s very excited about this merger and we believe it’s a very good transaction for our shareholders. Excuse me. This deal provides our shareholders with good value for their holdings, current liquidity, and exposure to significant upside.

Let me comment briefly on why we feel this deal makes sense for us from a strategic perspective. We believe that size and scale are important factors to successful development of resource plays in today’s oil and gas industry. Scale provides better access to services, people, capital, and deal flow. Merging with Halcon provides our shareholders with the benefits of increased scale but also makes sense for other reasons.

First of all, as many of you probably know, we’ve always embraced the concept of diversity and Halcon is pursuing several plays in different regions that we find appealing. In addition, we are partnering with a proven management team that has created significant value for shareholders and multiple previous entities.

This is a very important factor for us. We believe that Floyd and his team have excellent technical, operational, and A&D capabilities, particularly as it relates to unconventional resource plays. We feel that these capabilities, inefficient across cost efficient access to capital will allow Halcon to be successful in building a diversified liquids rich asset portfolio with strong economics. Again, we’re very excited about this merger and I look forward to working with Floyd to get this transaction closed as soon as possible.

Floyd Wilson:	Thanks, Frank. I think it would be helpful to summarize Halcon’s rationale for the merger and provide additional detail about the transaction. This transaction is a winning combination and effectively creates and oily resource powerhouse with exposure to several established drill-ready and emerging and also emerging liquids rich resource places – resource style plays with significant drilling inventory and upside potential. This is a multi-decade inventory of drilling potential here.

GeoResources has a strong growth profile, as does Halcon, a solid production base, and this transaction as I mentioned earlier is immediately accretive to discretionary cash flow production reserves on a per share basis to Halcon. As Frank mentioned in his remarks, the combination adds scale and improves the commercial opportunity set for the Company. Pro forma estimated proved reserves of 52.8 million barrels of oil equivalent represents an increase to stand alone Halcon of over 150 percent. Pro forma, average net daily production of 11,070 BOE per day based on the fourth quarter 2011 represents an increase to stand alone Halcon of 171 percent.

A more important aspect of adding scale is the fact that there is significant resource potential inherent in both property sets and this combination will provide a large revenue base from which to go about our development of these plays. We’ll continue to increase our position in the Utica, Woodbine, Wilcox, Mississippi lime, and three other plays and we have – we’re really excited about what we have in front of us.

I want to make a comment about GeoResources’ 24,000 net acre block in the oil window, the Eagle Ford in Fayette and Gonzales counties. It’s a solid asset that has tremendous upside, successful drilling by GeoResources and others have derisked the acreage and the potential for chock ups out on the block adds to our excitement. This acreage block is within the BHP Billiton non-compete halo that I have agreed when we sold the Company last year to them. We plan to divest this property unless I can work something else out with BHP. We made an agreement. We’ll stick with it.

I’ll point that whether we develop the property or divest it, it’s a very valuable asset and we intend to make the most of the value of that asset in whatever way that we can and we’re good at doing that as everyone here knows.

I think one thing that we need to point out is that this combination also enhances our access to capital which in this capital intensive oil industry is crucial. This merger strengthens our balance sheet. It increases our debt capacity. And actually increases the public float of our equity which as a startup is quite important.

With all that being said, I think we’re ready for a few questions and then we’ll all get back to work. Operator?

Operator:	Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Leo Mariani of RBC. Please, go ahead.

Leo Mariani:	Hey, Floyd, just a quick question for you. Just trying to get a sense of which of the assets here at Geo were maybe the most attractive to you. Clearly you hadn’t been in the Bakken in past lives. That’s kind of a new endeavor for you. Was that a very attractive position that you wanted to get into that particular play and just any comments on what you think the potential of the 200,000 acres in the chalk may have for the Woodbine Wilcox?

Floyd Wilson:	Thanks. Listen, GeoResources is so like Halcon at this time, about 70 percent oil and liquids. That in itself was an objective of ours, to continue to build a revenue base based on the liquids prone production. We have always envisioned an entry into the Bakken shale. I think it’s an area that we can grow that footprint in. There’s a lot of good work that’s being done and it looks like the spread between realized prices there and NYMEX are going to – the spread is going to narrow over the next year or two. So, it’s a pretty good time to get into that.

We in particular are excited about the Austin chalk potential. It’s got some Eagle Ford potential as well. As you may or may not know, one of our exploration staff is probably the premier Austin chalk explorationist in the country and we have high hopes that Frank and his staff found a hidden jewel in that property. We intend to focus on that 200,000 acres dramatically along with the rest of our plays. I don’t know if that’s responsive to your question, Leo, but if it isn’t, go ahead.

Leo Mariani:	No, it certainly was. I guess maybe any additional thoughts on whether or not you think there’s Wilcox or Woodbine potential on that acreage as well?

Floyd Wilson:	I don’t want to really get into that. We’re actually adding acreage out there. It’s a multi-zone area and it’s of high interest to us. It does require some intensive geologic analysis and work to make it a modern play, not the Austin chalk play of the ‘90s and late ‘80s. We’re all about doing that.

Leo Mariani:	OK. And maybe you could just address funding? I guess there’s a pretty big cash component of the deal. I know you guys have a fair bit of cash lying around on the balance sheet. I guess are you just going to use existing cash to pay the cash portion? Clearly you’ll get a bigger revolver post the merger. Would you plan to tap that a little as well? To fund it here?

Floyd Wilson:	In their way, GeoResources ran their balance sheet just as conservatively as they’ve run the rest of their Company. They have almost no debt to speak of. So, yes, our debt capacity increases with this deal. We don’t intend to have to drill into the revolver though to close the deal. We have plenty of cash on hand and this also opens up new avenues of funding to us through long-term debt, et cetera. So, no issues whatsoever. We’re more liquid than I’ve ever been in my career and will be even at the closing of this deal.

Leo Mariani:	OK. Thanks, Floyd.

Operator:	Our next question comes from Dan Morrison of Global Hunter Securities. Please, go ahead.

Floyd Wilson:	OK. Moving on.

Dan Morrison:	Sorry about, Floyd. I had my phone on mute. A quick one on the Woodbine area. In your presentation, the annotation – I thought you said it was (inaudible) well was that you were going to start drilling there as early as May?

Floyd Wilson:	Yes.

Dan Morrison:	Could you kind of characterize what that early drilling program is going to look like as far as targets or horizontals or verticals?

Floyd Wilson:	It’s all horizontal. There will be some pilot holes in the early stages. We’re also going to do some microseismic surface arrays, not down hole. We’ve got some 3D underway there. We bought some 3D in the area. This is a horizontal play. We own acreage up around – if I could just use the non-technical term up around the rim where the predominant activity has been drilling in the upper member of the Woodbine, relatively thin, making really good wells. We’ll do some of that but our first couple of wells are situated down in Madison County where we’re drilling into the lower part of the Woodbine, near the base of it, drilling 5,000 or 6,000 foot horizontals and stage fracking those wells.

Much like some of the recent reports you’ve seen from completions by a couple of our peers in the area and it’s again for what we anticipate the development cost to be once the program is evaluated in terms of completion procedures and drilling procedures, we’re looking at a very high rate of return project with a pretty large footprint. So, we’ll have two rigs running on that. One rig this quarter and another rig in the third quarter.

Dan Morrison:	Great. Thank you very much.

Operator:	Our next question comes from Dan McSpirit of BMO Capital Markets. Please, go ahead.

Dan McSpirit:	Thank you, gentlemen. Good afternoon. Floyd, you spoke about working something out with BHP with respect to the Eagle Ford Shale acreage that you acquired. What would that involve? And if not, what’s the timing of such a divestiture and maybe what value are you placing on that asset today?

Floyd Wilson:	I’m prepared to offer Mike Yeager my first born but he has his own kids. I suspect that we’ll end up divesting the property as per our agreement with BHP. They did a great job of dealing with us in a very business-like way and we intend to respond in the same way. Having said that, it’s an extremely valuable property. The drilling activity is intense all around it and on it. I think that they have a couple rigs running now. Maybe three, a couple rigs and a couple completions ongoing every day.

So, it’s a very attractive and volatile area in terms of valuation. As you know late last year they had very little production contribution from their Eagle Ford acreage but that’s growing dramatically this year. My view is that the timing will be after closing the divestiture, it’s a very valuable property. We’ll make sure it’s done in a workman-like way and make sure that we find the right party that understands it’s very valuable. It’ll be an extremely easy property to sell for top dollar.

Dan McSpirit:	OK. One more if I could. Can you speak to any acreage that’s on the clock today that is acreage that was acquired in this deal? And what’s necessary to drill over the next 12 to 18 months or so to hold that acreage and the capital commitment involved.

Floyd Wilson:	GeoResources has published a capital budget for the year that fully captures their acreage. I am not aware that we have any real short-term issues that aren’t already covered within their capital budget. And for the most part they have pretty good terms left everywhere that I know about. I’m happy to be corrected right now if that’s not the case. I’m getting some nods around the table. It’s all within our normal way we work. I will say that, Dan, in our newer plays we’re not doing any three year leases. I know that GeoResources had a few three years but they’ve been drilling wells to hold land. We’re doing longer-term leases than that everywhere.

Frank Lodzinski:	Yes. This is Frank. I think we’ve said this may not be precise numbers but I think we’ve said on prior conference calls and so on that we had adequate term, particularly in the Eagle Ford since we started – we didn’t really start leasing there until 2010. In the Bakken area on our operated properties I think we said something like over the next two or three years we might have $3 million or $4 million of lease obligations if we can’t get enough rigs in there to HBP but it’s not material.

Floyd Wilson:	Thanks, Frank.

Dan McSpirit:	Thank you, and the last one for me, does GeoResources possess any leasehold located in any one of the three wildcat plays in which you’re targeting?

Floyd Wilson:	Dan, we’re just not talking about that.

Dan McSpirit:	Got it. Thank you.

Floyd Wilson:	Thanks.

Operator:	Our next question comes from Brian Corales of Howard Weil. Please, go ahead.

Brian Corales:	Hi, guys. Looking at the Bakken, is this an area that you can add to accelerate once this deal closes?

Floyd Wilson:	I definitely think that we can add to the position up there. In fact, Frank and Robert and the crew at Geo had some plans to increase their position up there already. Accelerate? Yes. I think you could add a rig or two in time and I think there’s another zone up there that they intend to start exploiting that they haven’t done yet at Three Forks and certain other areas. We think it’s got great upside.

It’s provided most of the growth and their heretofore existing production increases and we’re really happy to be involved in it. We looked at this of course at Petrohawk, understand it very well. For our Company at this time making sure that we remain an oily resource style Company, this is a great addition to what we do.

Brian Corales:	One more. Just looking at the capital budget and I know off the top of my head I think it was about $750 million on leasehold that you all wanted to spend in 2012. Is that – is this all in addition to that $750 million in leaseholds?

Floyd Wilson:	Actually, Brian, we have put out a capital budget at IPAA that’s for drilling completion seismic and infrastructure. We’re still buying land in all of our plays but we’re trying to mask a little bit exactly where the land acquisitions actually are. We have – we’re on track to meet our goals this year that are published in this slide – by the way there’s a slide deck on the Web site today. We’re on track to meet our goals that are stated in the slide deck on page 18. And that would be considerably less money than the 700 that we talked about when we rolled out the Ram deal.

So, some of the land will be acquired this year, some next. We have plenty of land though on hand to do all of our drilling for this year and next.

Brian Corales:	OK. And so the $620 million that you did, the drilling, completion, seismic, infrastructure, that is pro forma for both companies in the entire year?

Floyd Wilson:	That is drilling, completion, and seismic, and infrastructure for the two companies as having been stated prior. No question that some of this will get reallocated and we intend to – as you know we can’t get this deal closed until early in the third quarter.

So, we intend to do a whole revamp of this thing based on competition for capital and we’ll come out with something a bit different than the existing stated budgets but both companies intend to run their budgets in the interim as per the publically announced budgets for each Company. So, later in the year – I guess that sounded confusing. Later in the year we’ll revisit all of the activities and see what makes sense in terms of reallocation.

Brian Corales:	OK. Thanks. That was helpful.

Operator:	Our next question comes from Ron Mills of Johnson Rice. Please, go ahead.

Ron Mills:	Good morning. Or good afternoon, Floyd. You just touched on one of my questions, especially as it related to the Eagle Ford capital because it represented close to 40 percent to 50 percent of Geo’s capital budget. If you end up divesting that, is there any preferred areas that you would reallocate such a significant amount of GeoResources’ CapEx?

Floyd Wilson:	Well, counting the Bakken there would be eight great plays going on at the combined Company and ample places to spread that money. Ron, think back to how we’ve always operated. When we intend to divest something, we always keep drilling if it’s viable drilling. We don’t ever just stop and wait for a (data room). The activity’s going quite well there in the Eagle Ford for GeoResources and others and that will go on as per their existing play and right up through probably most of this year actually.

Ron Mills:	OK. From a timing standpoint you talked about – you just mentioned early in the third quarter, I’m assuming this is both Company shareholder votes need to be approved. So, it’s really a three to four month process? Is that fair?

Floyd Wilson:	It’s three to four months depending – all depending on the SEC and whatever review they end up wanting to take or not take. That add about 30 days or can subtract 30 days if there’s no review.

Ron Mills:	OK.

Floyd Wilson:	Early August would be our target the way we sit. That would include some time for the SEC.

Ron Mills:	Great. You mentioned also just a moment ago, in terms of the current acreage positions you hold relative to your targets, did I hear you correctly that you basically have enough acreage in each of those areas now to get you through your anticipated 2012 and 2013 drilling campaigns?

Floyd Wilson:	Yes. We’re not done. I didn’t mean to imply that. But we certainly have enough acreage to drill everything that we intend to drill in ‘12 and ‘13 including in the wildcat plays. We’ve gotten a great start on the acreage targets in each of these areas.

Ron Mills:	Great. I appreciate it, Floyd.

Operator:	Our next question comes from Sachin Shah of Tullett Prebon. Please, go ahead.

Sachin Shah:	Hi. Good afternoon. Thanks for taking my question. Just wanted to understand what specific regulatory approvals are needed. Is it just the HSR aside form the shareholder votes to close the transaction?

Floyd Wilson:	I believe HSR which in this case will not be a consideration, it will be a quick thing, shareholder votes. I can’t think of anything else.

Sachin Shah:	OK. All right. And just I want to talk to you about this hydro factoring. I was looking at your 10K and you mentioned that I think both the companies focused on that. There’s been some criticism over the past few weeks in the media about it. I wasn’t sure if the EPA specific states including the Federal government that have been reviewing it so I just want to find out if this was an issue that you guys were looking into and considering when you basically signed the DMA? Is it a carve out just in case we basically see some additional pressure because of stuff that’s going on in the media?

Floyd Wilson:	Yes. That’s a good question. Be advised that we’re well aware of all the discussions about hydraulic fracturing. If that was the direction. We’re well aware of all the states and all the activities of both companies of what the states have in mind. We have already at Halcon committed to full disclosure of all materials, et cetera, and it’s frack focus and whatever methods of disseminating that information. I’m certain GeoResources is doing the same thing everywhere. It’s not a carve out. We don’t view that there’s any chance of bizarre activity soon. I will tell you that we’re prepared for whatever direction the regulations go and whatever new requirements are, we’ll just meet them.

This is too important a resource for the country to ignore the fact that for once in maybe 50 years we have an actual chance for energy independence, both gas and crude oil and I think that the political side of that discussion, no one’s going to lose sight of that. We’re projected to be the largest producer in the world within the next five or eight years and it puts us in a great position as a country. So, there’s not just the criticism of these activities, there’s also some real benefit not to mention thousands and thousands of jobs. So you know there’s a lot more to talk about than just what gets in the media. I hope that answers your question.

Sachin Shah:	Thank you very much. I just want to follow-up. Just to be clear, you’re expecting the deal to close in the next three to four months. There isn’t likely to be a lot of legislation that passes anything material that would stop the transaction. But I just want to make sure that you guys are committed and whatever happens for whatever reason, it is an election year, that you guys are committed to closing this transaction and working with one another to make sure that happens regardless of what the nuance of legislation or possible legislation including the media saying what they have been?

Floyd Wilson:	I and my colleagues and Frank and his colleagues have a long history of making commitments and going through with them and we certainly intend to do that. But thanks for asking that question.

Sachin Shah:	Thank you. Have a good day.

Operator:	Ladies and gentlemen, we have time for one final question. Our final question comes from the line of Neal Dingmann of SunTrust. Please, go ahead.

Neal Dingmann:	Floyd, thanks for putting me in. Just two questions very quick. I want to hear your thoughts, Floyd, on Geo’s Eastern Montana project. I think they’ve got about 13,000 acres or so there. Obviously we hear a lot more about the Williams and (Montreal) County stuff, but just your initial thoughts on that Eastern Montana project?

Floyd Wilson:	You know we think there’s a lot of potential there. I’d ask Frank to pop in here. Or Robert? But we like everything they’re doing up in the Rockies and we think that with a lot more knowledge that’s being gained daily up there that all of their acreage is really perspective. Do you guys have anything?

Frank Lodzinski:

Yes. And Robert Anderson is here too, Neal. I’ll let him chime in or correct me if I say something wrong like we usually do. We wouldn’t be there if we didn’t like the acreage position. We’re pretty satisfied with it geologically as being similar to other things that we’re doing. You know that we’ve always pretty much had a conservative bent on us. We wouldn’t be there if we didn’t like it. And we’re taking steps both in – the geology doesn’t necessarily change when you walk across the state line. The regulations do. But we’re focused on economic development in both of those and driving our well costs down and we wouldn’t be there if we didn’t like the area.

Neal Dingmann:	So, Floyd, no change? I think they had four to five rigs there. You’ll continue those until you’ve maybe assessed it a bit more.

Floyd Wilson:	I think it’s four to five wells. I think the only changes we’ll probably – if they haven’t started it by the time we close, we’ll get to it right away because we like the acreage.

Neal Dingmann:	OK. And the last one, very quickly, just on the Mississippi lime, I know at IPAA on that status it showed that you’d maybe hit around progress was around 60 percent odd. I was just wondering how many rigs you have running there and if your thought is still to get up to about 100,000 acres or if anything has changed there?

Floyd Wilson:	Nothing’s changed. We have one rig running now. We’re in the midst of a four well drilling program for producing well bores and we’re drilling the second of two disposal wells. We’re going to get those wells fracked, get them on. There’s a long line at the EPA for water disposal contracts right now for permits. We’re going to drill the second four well programs. These wells are taking about a week to drill. We’ll drill the second four well program in about six or eight weeks and then we’re going to see what the results are.

Each well is located in a different part of the acreage. And each has its own story as to why that should be a good place to drill. So, we’re going to do a really good job of evaluating this play and reporting the results as soon as we have some. We’re not really adding acreage right now right in there. I will say there have been some really impressive results from other companies here in the last two weeks. A couple of wells in particular either on the Nemaha Ridge or East of it, coming in other over 1,000 barrels a day, one of them with a 30 day rate of over 1,000 barrels a day.

So, we’re high on the project. These projects though, they’re demanding. You have a lot of work to do in terms of infrastructure preparation and frack scheduling fracks. So, we’ll have a trickle of information now and a whole waterfall of information in a couple months.

Neal Dingmann:	That’s perfect. Thanks, Floyd and Frank. I appreciate your time.

Floyd Wilson:	Thank you. Thanks, everyone, for calling in. Call either Company if you have additional questions. We’re very excited about what we’re doing here. It’s right in line with what we told everyone we’d do when we mentioned we were acquisitive be we were focused on resource style plays and we’re also focused on getting this transaction closed and getting ahead with all our activities. So, thanks. And we’ll be talking.

Operator:	Ladies and gentlemen, this does conclude today’s conference. You may all disconnect and have a wonderful day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this Web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON RE.U.TERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. U.S.ERS ARE

ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2012 Thomson Reuters. All Rights Reserved.

APRIL 25, 2012 / 05:00PM GMT, HK – GeoResources, Inc. and Halcón Resources Corporation Joint Conference Call to Discuss Acquisition of GeoResources, Inc.

###

Additional Information About the Transaction

This communication is being made in respect of the proposed business combination involving GeoResources, Inc. (“GeoResources”) and Halcón Resources Corporation (“Halcón Resources”). GeoResources and Halcón Resources intend to file materials relating to the transaction with the Securities and Exchange Commission (the “SEC”), including a registration statement of Halcón Resources, which will include a prospectus of Halcón Resources and a joint proxy statement of GeoResources and Halcón Resources. The definitive joint proxy statement/prospectus will be mailed to shareholders of GeoResources and Halcón Resources. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GEORESOURCES, HALCÓN RESOURCES AND THE PROPOSED TRANSACTION. Investors and security holders may obtain these documents free of charge at the SEC’s website at www.sec.gov. The documents filed with the SEC by GeoResources can be obtained free of charge from GeoResources’ website at www.georesourcesinc.com. In addition, the documents filed by Halcón Resources can be obtained free of charge from Halcón Resources’ website at www.halconresources.com.

Participants in Solicitation

GeoResources, Halcón Resources and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of GeoResources and Halcón Resources in respect of the proposed transaction. Information regarding GeoResources’ directors and executive officers is available in its proxy statement for its 2011 annual meeting of shareholders, which was filed with the SEC on April 29, 2011, and information regarding Halcón Resources’ directors and executive officers is available in its annual report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 5, 2012, and its proxy statement for its 2012 annual meeting of shareholders, which was filed with the SEC on April 12, 2012. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes and the anticipated timing for closing the proposed merger. Forward-looking statements are based on current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: the possibility that the companies may be unable to obtain shareholder or other approvals required for the transaction or satisfy the other conditions to closing; that problems may arise in the integration of the businesses of the two companies; that the acquisition may involve unexpected costs; the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; inability to integrate and realize expected value from acquisitions on a timely basis, inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. GeoResources’ and Halcón Resources’ annual reports on Form 10-K for the year ended December 31, 2011, recent current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations, and financial condition. GeoResources and Halcón Resources undertake no obligation to revise or update publicly any forward-looking statements for any reason.